Exhibit 99.3

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS’ BOARD OF DIRECTORS AUTHORIZES STOCK REPURCHASE PROGRAM

SAN DIEGO, CA, September 28, 2004 – dj Orthopedics, Inc. (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, announced today that its board of directors has authorized a program to repurchase up to $20 million of dj Orthopedics’ common stock.  The shares may be repurchased at times and prices as determined by management and may be completed through open market or privately negotiated transactions.  The repurchases will be made in accordance with applicable state and federal law and in accordance with the terms and subject to the restrictions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  Shares will be retired and cancelled upon repurchase.  As of September 27, 2004, dj Orthopedics had approximately 22.1 million shares outstanding.

“The first half of 2004 was marked by the achievement of many important milestones in revenue growth, operating results and continued strong cash flow,” said Les Cross, president and CEO of dj Orthopedics.  “With a conviction that dj Orthopedics will continue to generate strong free cash flow, in concert with a current share price that is trading well below its recent highs and a low interest rate environment, a share repurchase program represents a sound and accretive use of cash.”

dj Orthopedics said that it is in the process of obtaining an amendment to its credit agreement which is required prior to implementing the stock repurchase program.

In three separate press releases today, dj Orthopedics also announced that:

•                  The Company provided an update on its expectations for the third quarter financial results and Regentek integration.

•                  The Company’s Mexico facility was named as one of IndustryWeek’s ten best manufacturing plants in North America.  The release also updated the Company’s progress on its new manufacturing facility in

-more-

Mexico. In the release dj Orthopedics announced that it will host an investor day at the new manufacturing facility on November 30, 2004.
•	The Company has expanded its international strategy with the acquisition of its largest distributor in Scandinavia.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss today’s announcements beginning at 10:00 AM, Pacific Time, 1:00 PM Eastern Time, today, September 28, 2004.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 1133883.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 35 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s anticipated repurchase of its common stock and the anticipated effect this may have on the Company’s earnings and the Company’s future cash flow.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-

looking statements, but their absence does not mean that a statement is not a forward-looking statement.  Forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to the successful implementation of our business strategy; the continued growth of our markets; the success of our manufacturing initiatives; product development and/or product licensing and timely product introductions; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; the restrictions imposed by the terms of our indebtedness; government regulations; developing and protecting our intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

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